Exhibit 10.2

AMENDMENT

THIS AMENDMENT is made as of the 16th day of June, 2005, between Oxford Finance Corporation (“Secured Party”) and Favrille, Inc. (“Debtor”) in connection with that certain Master Security Agreement, dated as of July 26, 2004 (“Agreement”).  The terms of this Amendment are hereby incorporated into the Agreement as though fully set forth therein.  Section references below refer to the section numbers of the Agreement.  The Agreement is hereby amended as follows:

1.  Subsection (r) of Section 2 is hereby added and reads as follows:

“Debtor shall not create, incur, assume or permit to exist any Additional Indebtedness except Permitted Indebtedness.”

2.  Subsection (xviii) of Section 7(a) is hereby added and reads as follows:

“Debtor breaches any of its obligations under Section 2(r);”

3.  Subsection (j) of Section 8 is hereby added and reads as follows:

“As used herein, “Additional Indebtedness” means, with respect to Debtor or any of its subsidiaries, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person.  Unless otherwise indicated, the term “Additional Indebtedness” shall include all Indebtedness of Debtor and all of its subsidiaries.

As used herein, “Permitted Indebtedness” means and includes: (i) Indebtedness of Debtor to Secured Party, (ii) Additional Indebtedness existing on the date hereof, (iv) Subordinated Indebtedness, and (v) Additional Indebtedness up to a maximum of fifteen million dollars ($15,000,000.00).

As used herein, “Subordinated Indebtedness” means Additional Indebtedness subordinated to the Indebtedness of Debtor to Secured Party on terms and conditions acceptable to Secured Party in its sole discretion.”

This Amendment is only effective until Debtor raises an additional Twenty Million Dollars in gross cash proceeds on or after the date hereof from the sale by Debtor of its capital stock, at which sections 1, 2 and 3 above shall no longer be effective.

TERMS USED, BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE AGREEMENT.  EXCEPT AS EXPRESSLY AMENDED HEREBY, THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.   IF THERE IS ANY CONFLICT BETWEEN THE PROVISIONS OF THE AGREEMENT AND THIS AMENDMENT, THEN THIS AMENDMENT SHALL CONTROL.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment simultaneously with the Agreement by signature of their respective authorized representative set forth below.

Oxford Finance Corporation		Favrille, Inc.

By:	/s/ Michael J. Altenburger	By:	/s/ Tamara A. Seymour
Name:	Michael J. Altenburger	Name:	Tamara A. Seymour
Title:	Chief Financial Officer	Title:	CFO